DUANE MORRIS LLP
111 S. Calvert Street, Suite 2000
Baltimore, MD 21202

November 26, 2014

RAIT Financial Trust
Cira Centre, 2929 Arch Street, 17th Floor
Philadelphia, PA 19104

Re: RAIT Financial Trust

Dear Ladies and Gentlemen:

We serve as special Maryland counsel to RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), for the limited purpose of rendering certain opinions in connection with that certain Capital on Demand™ Sales Agreement dated November 21, 2012, as amended by that certain Amendment No. 1 to Capital on Demand™ Sales Agreement dated November 26, 2014 (the “Sales Agreement”), by and among the Company, RAIT Partnership, L.P., a Delaware limited partnership, and JonesTrading Institutional Services LLC, for the offering of up to 7,918,919 common shares (the “Placement Shares”) of beneficial interest, $0.03 par value per share, of the Company. This opinion is being rendered to you for submission to the Commission (as herein defined) as an exhibit to the Registration Statement (as herein defined). In regard to rendering the opinions herein, you should note that we did not participate in any aspect of the drafting or negotiation of any of the Sales Agreement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(a) The Sales Agreement, certified as being true and correct as of the date hereof by the Secretary of the Company;

(b) The Placement Shares;

(c) The Registration Statement on Form S-3 relating to the Securities (File Number 333-195547), that was declared effective by the Securities and Exchange Commission (the “Commission”) on May 13, 2014 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Commission, as such registration statement has been amended and supplemented to date (the “Registration Statement);

(d) The Amended and Restated Declaration of Trust, as amended, corrected and supplemented, of the Company (the “Declaration”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

(e) The Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;

(f) All resolutions adopted by the Board of Trustees of the Company, or committees thereof, relating to (i) the authorization, execution and delivery of the Sales Agreement and the transactions contemplated thereby, and (ii) the registration, sale and issuance of the Placement Shares;

(g) A certificate of the SDAT as to the good standing of the Company, dated November 26, 2014; and

(h) A Certificate of Secretary executed by the Secretary of the Company, dated as of the date hereof (the “Certificate”).

In such examination, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents, (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects, and (vi) the Placement Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of Equity Shares (as defined in the Declaration) contained in Article VII of the Declaration. As to all questions of fact material to these opinions, we have relied solely upon the Certificate or comparable documents and upon the representations and warranties contained in the other Documents, and have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is as a real estate investment trust validly existing and in good standing under the laws of the State of Maryland.

2. The Placement Shares, when issued and delivered by the Company pursuant to the Documents against payment of the consideration set forth therein, will be duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the substantive laws of the State of Maryland, which, in our experience, without having made any special investigation as to the applicability of any specific law, rules or regulation, are normally applicable to transactions of the type contemplated by the Documents (collectively, the “Applicable Laws”). No opinion is expressed as to the effect on the matters covered by this letter of the laws, rules or regulations of (i) the United States of America or (ii) the securities (or as they are known in the vernacular “blue sky”) laws of the State of Maryland, whether in any such case applicable directly or through the Applicable Laws. The opinions expressed herein are subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Other than as set forth in the immediately preceding paragraph, these opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

Sincerely yours,

/s/ Duane Morris LLP